Exhibit 99.1

For more information:

Press: press-us@circle.com

Investors: investors@circle.com

Circle Valued at $9B in New Transaction Terms Agreed with Concord Acquisition Corp

New agreement replaces the business combination initially announced in July 2021

BOSTON, Feb 17, 2022 - Circle Internet Financial, a global internet finance firm that provides internet-based payments and financial infrastructure to businesses of all sizes and is the issuer of USD Coin (USDC), announced today that it has terminated its existing business combination and agreed to new transaction terms with Concord Acquisition Corp (NYSE:CND), a publicly traded special purpose acquisition company.

The new agreement sets Circle’s enterprise value at $9 billion, increased from the $4.5 billion originally announced in July 2021.The increase in value reflects improvements in Circle’s financial outlook and competitive position – particularly the growth and market share of USDC, one of the fastest growing dollar digital currencies. USDC’s circulation has more than doubled since the original deal was announced, reaching $52.5 billion as of February 16, 2022.

“We continue to believe that Circle is one of the most interesting, innovative and exciting companies in the evolution of global finance and we believe it will have an historic impact on the global economic system,” said Bob Diamond, Chairman of Concord Acquisition Corp and CEO of Atlas Merchant Capital. “Circle’s rapid growth and world-class leadership are underscored by a regulatory-first mindset fixed on building trust and transparency in global markets. We believe our new deal is attractive because it preserves the ability of Concord’s public stakeholders to participate in a transaction with this great company.”

“Circle has made massive strides toward transforming the global economic system through the power of digital currencies and the open internet,” said Jeremy Allaire, Circle's co-founder and CEO. “Being a public company will further strengthen trust and confidence in Circle and is a critical milestone as we continue our mission to build a more inclusive financial ecosystem. Making this journey with Concord under our new agreement is a strategic accelerator.”

Under the terms of the new agreement, the holding company that was set up in connection with the original business combination (the “Company”) will acquire both Concord and Circle and become a publicly-traded business, expected to trade on the NYSE under the symbol “CRCL.” The new deal replaces the prior business combination agreement, which for a variety of reasons outside of the parties’ control could not be completed by the termination date of April 3, 2022.

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The new agreement has an initial outside date of December 8, 2022, with the potential to extend such date to January 31, 2023 under certain circumstances. Upon closing of the new transaction, current shareholders of Concord will exchange their shares of Concord common stock for equity of the Company.

The new transaction agreement has been approved by the Board of Directors of both Concord Acquisition Corp and Circle. The transaction is subject to approval by shareholders of Concord and Circle and other customary closing conditions, including any applicable regulatory approvals.

Additional information about the transaction, including updated financial projections will be provided in a Current Report on Form 8-K filed with the SEC and available at www.sec.gov.

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Advisors

Goldman Sachs & Co. LLC is serving as the exclusive financial advisor to Concord. Greenberg Traurig is serving as legal counsel to Concord and Goodwin is serving as counsel to Circle. Cowen Inc. is serving as lead capital markets advisor to Concord. CITI is serving as a Capital Markets Advisor to Concord.

About Concord Acquisition Corp

Concord Acquisition Corp is a special purpose acquisition company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the financial services or financial technology industries. It is an affiliate of Atlas Merchant Capital, an investment firm that offers debt and equity investment strategies, seeking long-term value through differentiated expertise in financial services and credit markets. Concord raised $276 million in its initial public offering in December 2020 and is listed on the NYSE under the symbol “CND”.

About Circle

Circle is a global financial technology firm that enables businesses of all sizes to harness the power of digital currencies and public blockchains for payments, commerce and financial applications worldwide. Circle is the issuer of USD Coin (USDC), one of the fastest growing dollar digital currencies powering always-on internet-native commerce and payments. Today, Circle's transactional services, business accounts, and platform APIs are giving rise to a new generation of financial services and commerce applications that hold the promise of raising global economic prosperity for all through the frictionless exchange of financial value. Additionally, Circle operates SeedInvest, a leading startup fundraising platform in the U.S. Learn more at https://circle.com.

Important Information and Where to Find It

A full description of the new terms of the proposed transactions (collectively, the “Transactions”) will be provided in an amendment to the registration statement on Form S-4 to be filed with the SEC by the Company that will include a proxy statement for the stockholders of Concord that will also constitute a prospectus of the Company. Concord, Circle and the Company urge investors, stockholders and other interested persons to read, when available, the preliminary proxy statement/prospectus as well as other documents filed with the SEC because these documents will contain important information about Concord, Circle and the Transactions. After the registration statement is declared effective, the definitive proxy statement/prospectus to be included in the registration statement will be mailed to stockholders of Concord as of a record date to be established for voting on the Transactions. Stockholders will also be able to obtain a copy of the proxy statement/prospectus, without charge, by directing a request to: Concord Acquisition Corp, 477 Madison Avenue, 22nd Floor, New York, NY 10022. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

Concord, Circle and the Company and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the Transactions under the rules of the SEC. Information about the directors and executive officers of Concord is set forth in Concord’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 31, 2021 and amended on May 20, 2021 and December 10, 2021. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders in connection with the Transactions will be set forth in the proxy statement/prospectus when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation

This document is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Transactions and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Concord, Circle or the Company, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Forward-Looking Statements

This document includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “could,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Circle’s intention to become a public company, Circle’s anticipated future growth, and Circle and Concord’s ability to consummate the Transactions within the time period expected, or at all. These statements are based on various assumptions and on the current expectations of Concord’s and Circle’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Concord and Circle. These forward looking statements are subject to a number of risks and uncertainties, including general economic, political and business conditions; applicable taxes, inflation, interest rates and the regulatory environment in which Circle operates; the outcome of legal proceedings or other disputes to which Circle, Concord and/or the Company is or may become a party; the inability of the parties to consummate the Transactions; the risk that the approval of the stockholders of Concord or Circle for the Transactions is not obtained; failure to realize the anticipated benefits of the Transactions, including as a result of a delay in consummating the Transactions; the risk that the announcement and/or consummation of the Transactions disrupt current plans and operations of Circle; the risk that any of the conditions to closing are not satisfied in the anticipated manner or on the anticipated timeline; the ability to maintain the listing of the combined company’s securities on the New York Stock Exchange; those factors discussed in Concord’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 under the heading “Risk Factors,” and other documents of Concord filed, or to be filed, with the SEC. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Concord, Circle and the Company presently do not know or that they currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Concord’s and Circle’s expectations, plans or forecasts of future events and views as of the date of this press release. Concord and Circle anticipate that subsequent events and developments will cause their assessments to change. However, while Concord and Circle may elect to update these forward-looking statements at some point in the future, Concord and Circle specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Concord’s or Circle’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

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